AGREEMENT FOR THE ESTABLISHMENT OF A
LIMITED PARTNERSHIP

Made and entered into in  on this   1   day of November 1998

BY AND BETWEEN:	Orbotech Ltd.
Public Company no. 52-003521-3 having its registered address at New Industrial Zone, Yavne, Israel (hereinafter: “Orbotech”)

on the first part;

AND:	Valor Computerized Systems (Israel) Ltd.
Private Company no. 51-166672-9 having its registered address at New Industrial Zone, Yavne (hereinafter: “Valor”)

on the second part;

(Orbotech and Valor shall hereafter be referred to collectively as the “Limited Partners” and individually as the “Limited Partner”)

AND:	Scopus Ltd. (in formation) Private Company no. having its registered address at Ha Movil Park, Yavne (hereinafter the “Company” or the “General Partner”)

on the third part;

(Orbotech, Valor and the Company shall hereafter be referred to collectively as the “Parties” or individually as the “Party”)

WHEREAS
Orbotech and Valor are both engaged, inter alia, in the development, manufacturing, marketing, sale and after sales support of computer aided manufacturing (“CAM”) and archiving systems for use in the manufacture of printed circuit boards (“PCBs”); and

WHEREAS
Orbotech and Valor entered into a joint venture (hereinafter: the “Joint Venture” or the “JV”) through a joint venture agreement dated August 10, 1998 in accordance with which, inter alia, Orbotech and Valor agreed to establish a limited partnership (hereinafter: the “JV Agreement”). The

Company is currently in the process of formation and following registration shall serve as the general partner of the limited partnership; and

WHEREAS
Orbotech and Valor wish to consolidate their efforts in developing, manufacturing, assembling and integrating, marketing, distributing, servicing, supporting and providing related services with respect to, inter alia, the JV Existing Products, JV Development Products, JV Future Products and the JV Activities, as these terms are defined and more fully detailed in the JV Agreement, while retaining all their respective rights relating to all other developments and products in which each of them is or may become engaged, all subject to the terms and conditions set forth in the JV Agreement and in this Agreement; and

WHEREAS
Orbotech and Valor wish to consolidate their efforts in the aforesaid field and to cooperate in the framework of a limited partnership, in which they shall be the limited partners and the Company, which is jointly owned by them, shall be the general partner; and

WHEREAS
the Parties wish to determine and record in writing their mutual rights and duties, as well as the areas of liability and the functions of each of the Parties in the framework of the limited partnership, subject to and without derogating from the provisions of the JV Agreement.

Therefore, it was declared, stipulated and agreed by the Parties as follows:

1.	Preamble and Interpretation

1.1	The preamble and the Appendices to this Agreement constitute integral parts hereof.

1.2	The headings, titles and sub-titles of the sections in this Agreement are for the convenience of the Parties only and shall not affect the construction or interpretation of any provision hereof.

1.3	The terms in this Agreement shall have the meaning which was ascribed to them in the JV Agreement, unless expressly indicated otherwise.

2.	Establishment of the Partnership

2.1
The Parties hereby establish a limited partnership which shall bear the name Scopus Limited Partnership or any other name which shall be decided upon by the Parties and which shall be approved for registration by the Registrar of Partnerships (hereinafter: the “Partnership”) and hereby undertake to one another to procure the registration of the Partnership pursuant to the Israeli Partnership Ordinance [New Version], 5735-1975 (the “Ordinance”) forthwith. Orbotech and Valor shall be the initial limited partners and the Company shall be the general partner of the Partnership.

2.2
The Partnership shall engage in the following activities: the development, manufacturing, assembly and integration, marketing, distribution, service, support and provision of related services with respect to the JV Existing Products, the JV Development Products, JV Future Products, and the JV Activities, as more fully described in the JV Agreement, and in any other areas of activity as shall be decided upon by the General Partner, subject to the provisions of Section 11.2 of the JV Agreement.

2.3	The initial partnership interests in the Partnership (percentage and status) and the capital contribution therefor shall be as follows:

Orbotech -	49.5%	limited partner	NIS 4,950
Valor -	49.5%	limited partner	NIS 4,950_
The Company -	1.0%	general partner	NIS 100

The initial capital of the Partnership shall be NIS 10,000

All items of income, gain, loss, expense and deduction shall be allocated, and all distributions shall be made, among the partners in the Partnership (“Partners”) in accordance with the percentage interests set forth above.

2.4	The administration of the JV Entities shall initially be conducted at premises located and leased by the JV Entities in proximity to Valor’s location.

2.5
Upon or prior to the registration hereof, the Parties shall purchase partnership interests in the Partnership as set forth in Section 2.3 hereof. To the extent that the Partnership shall require working capital in excess of that provided from the operations of the JV (“Additional Working Capital”) the Partnership shall acquire such Additional Working Capital in the manner and under the terms set forth in the JV Agreement. In the event any additional equity investments are required in the future in order to comply with the requirements of the Israeli Investment Center with respect to Approved Enterprises, such investments shall be made pro-rata by Orbotech and Valor and in accordance with the JV Agreement.

2.6
No partner may withdraw any portion of its capital contribution or capital account balance. No partner shall be entitled to the return of such partner’s capital contribution or to a distribution in respect of such partner’s capital account balance.

2.7
The Partnership shall commence its operation from the date of its registration and it shall subsist for the term hereof, as provided pursuant to Section 17 below. The provisions of this Agreement shall apply to the Partnership subject to the provisions of the Ordinance.

2.8	All the costs involved in registering and establishing the Partnership shall be borne by and discharged by the Partnership.

2.9	The provisions of this Agreement shall constitute the Articles of Association of the Partnership.

3.	Transfer of Assets to the Partnership

Effective as of the Closing Date, the Limited Partners shall make available to the Partnership the assets, properties and business and the obligations with respect to the JV Assets, as specified in the JV Agreement and in the manner and subject to the terms and conditions set forth therein. The Parties shall cooperate to obtain all the necessary licenses, permits and consents towards this purpose.

4.	Transfer of Employees, Equipment and Inventory, Purchase Order and Warranties

The transfer of the Designated Employees to the Partnership, the salary, employment period and other terms of employment of such Designated Employees or the terms applying to the termination of their employment, the terms of transfer of Equipment and Other Inventory, Purchase Orders and Warranty Commitments to the Partnership, shall be governed by the provisions of the JV Agreement.

5.	Assignment of Sales, Agency and Customer Agreements

Subject to the provisions of the JV Agreement, the Limited Partners shall assign and shall cause their subsidiaries to assign to the Partnership, to the extent related to the JV Existing Products and the JV Development Products, all sales, agency and customer support agreements, in accordance with the provisions of the JV Agreement.

6.	Addition of Partners; Restriction on Transfer of Interests in the Partnership

6.1	The addition of any partner to the Partnership (which is not a transferee of a partnership interest) shall require the written consent of the General Partner.

6.2
Any transfer of interests in the Partnership by any of the partners in the Partnership shall be subject to the terms, restrictions and provisions set forth in Annex A of this Agreement, which is attached hereto as an integral part hereof.

7.	Financing of the Partnership’s Operations; Liability

7.1
Except as expressly provided in Section 2.5 of this Agreement and the JV Agreement, no Limited Partner shall be required to make a contribution to the capital of the Partnership, lend any money to the Partnership or guarantee any Partnership indebtedness.

7.2	Except as otherwise required by law, a Limited Partner shall have no personal liability for the debts and obligations of the Partnership.

8.	Records, Reports, Distribution of Profits

8.1
The Partnership shall maintain a system of accounting established and administered in accordance with Israeli and United States Generally Accepted Accounting Principles consistently applied, shall keep full and complete financial records, and shall furnish to the Parties reports as provided in the JV Agreement.

8.2
All of the Partnership’s revenues, profits and losses belong to the Parties and shall be allocated among them. Cash or approved credit available for distribution shall be distributed to the Parties on an on-going quarterly basis subject to and in the manner prescribed by the provisions of the JV Agreement

8.3
The Partnership shall withhold taxes from distributions to [and allocations among,] the Partners to the extent required by law (as determined by the General Partner in its reasonable discretion). Except as otherwise provided in this Section 8.3, any amount so withheld by the Partnership with regard to a Partner shall be treated for purposes of this Agreement as an amount actually distributed to such Partner pursuant to Section 8.2. An amount shall be considered withheld by the Partnership if, and at the time, remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the General Partner as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

8.4
Each Limited Partner hereby agrees to indemnify the Partnership and the other Partners for any liability they may incur for failure to properly withhold taxes in respect of such Limited Partner; moreover, each Limited Partner hereby agrees that neither the Partnership nor any other Partner shall be liable for any excess taxes withheld in respect of such Limited Partner’s interest in the Partnership and that, in the event of overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

9.	Governance of the Partnership

9.1
The Company shall oversee, administer and manage the Partnership in its capacity as general partner and the Partnership shall carry out the JV Activities, all subject to the provisions of the JV Agreement.

9.2
Except as specifically set forth in this Agreement, the Limited Partners shall take no part in the management, control or operation of the Partnership or its business and shall have no power or authority to act for the Partnership, bind the Partnership under agreements or arrangements with third parties, or vote on Partnership matters.

9.3
Subject to the provisions of [this Agreement and] the JV Agreement, and in accordance with the purpose of the Partnership as set forth in Section 2.2, the General Partner shall have the exclusive power and authority to perform acts associated with the management and control of the Partnership and its business, including the power and authority, in the name and on behalf of the Partnership, to:

(a)	Receive, buy, sell, exchange, trade and otherwise deal in and with the JV Assets and other property of the Partnership;

(b)	Engage in the JV Activities;

(c)	Sign agreements, checks, bills of exchange, invoices and other documents;

(d)
Borrow money or property on behalf of the Partnership, encumber Partnership property for the purpose of obtaining financing for the Partnership’s business, and extend or modify any obligations of the Partnership;

(e)	Employ or retain any Designated Employee or other qualified person to perform services or provide advice on behalf of the Partnership and pay reasonable compensation therefor;

(f)	Form and incorporate subsidiaries;

(g)
Compromise, arbitrate or otherwise adjust claims in favor of or against the Partnership, and commence or defend litigation with respect to the Partnership or any assets of the Partnership, at the Partnership’s expense; and

(h)	Assume and exercise all of the authority, rights and powers of a general partner under the laws of the State of Israel.

9.4
Any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Partnership by the General Partner shall be deemed to have been duly executed. No other Partner shall have the authority to bind the Partnership and third parties shall be entitled to rely upon the General Partner’s power and authority to bind the Partnership without otherwise ascertaining that the requirements of this Agreement have been satisfied.

10.	Budget

All of the JV Activities shall be conducted pursuant to a budget which shall be prepared by the Company on a yearly basis prior to October 31 of each year, (the “Budget”), as shall be in effect from time to time. Until such time as a new budget has been adopted, the prevailing Budget shall remain in force. The initial Budget (i.e., through December

31, 1998), which shall include a projected balance sheet for the Partnership, shall be determined by the General Partner after the Closing.

11.	Management

The internal management structure of the Partnership shall be reflected in a management plan and organizational chart to be prepared by the General Partner in accordance with the principles set forth in the Budget.

12.	Intellectual Property

The rights and obligations of the Parties with respect to the ownership/retaining of intellectual property rights, the terms and conditions governing the making of such IP Rights available to the JV, the scope of the IP Rights, the terms applying to any intellectual property developed by the JV, infringement or violation of the IP Rights, etc. shall be governed by the provisions of the JV Agreement.

13.	Non-competition and Confidentiality

In all aspects relating to non-competition of the Limited Partners with the JV, non-competition of the JV Entities with the Limited Partners, non-competition between the Limited Partners, the purchase of EIT and other CAM opportunities by the Parties, corporate opportunities, the remedies available to the Parties in the event of a breach of their obligations relating to IP Rights, non-competition and confidentiality, the restrictions applying to any solicitation of employees, publicity relating to the JV, undertakings of confidentiality by the Parties with respect to Confidential Information, etc., the provisions of the JV Agreement shall apply.

14.	Dispute Resolution; Arbitrator

In the event of a dispute arising between the Parties to this Agreement based on an alleged breach or default of this Agreement, any question of interpretation relating thereto, or any other question, conflict or dispute relating thereto or to the Parties’ rights or obligations hereunder, the mechanism prescribed in Section 12 of the JV Agreement for the resolution of disputes shall apply, mutatis mutandis.

15.	Court Jurisdiction

Subject to the provisions of Section 14 above, the competent court in Tel-Aviv-Jaffa shall have exclusive jurisdiction in connection with or deriving from this Agreement.

16.	Breach

It is the intention of the Parties that none of the Parties shall have the right to terminate this Agreement and that the sole remedies for a violation by any party hereto of any of its obligations under the terms of this Agreement shall be specific enforcement or damages. Notwithstanding the foregoing, in the event that a Party shall commit a violation such that a court shall determine that the Parties would not have intended that this Agreement remain in effect, then, any other Party shall have the right to terminate this Agreement upon 90 days’ prior written notice, and such notice of termination shall become effective unless the violation shall be completely remedied in the 90 day period (or, in case of violations which may not be cured within 90 days, if the defaulting Party shall not within such 90 day period undertake to cure such violation and to complete such cure within an additional 90 days).

17.	Term

The term of this Agreement shall expire at the earlier of: (a) such time in which none of the Limited Partners (or their Permitted Transferees) shall hold any Beneficial Interests; or (b) a termination of the JV Agreement.

Notwithstanding the above, the Parties hereby agree and undertake not to take any action, including applying to any competent court or judicial body, for the liquidation or dissolution of the Partnership prior to the expiration of 18 months from the Closing Date, other than as set forth in Section 3.5.3 of the JV Agreement.

17.A	Survival

The following provisions shall survive the expiration or other termination of this Agreement: Sections 12,13, 14, 15 and 18.

17B.	Dissolution

The Partnership shall be dissolved upon the first to occur of the following events:

(a)	Expiration of the term pursuant to Section 17 above;

(b)	Permanent cessation of the Partnership’s business;

(c)	The withdrawal, removal, bankruptcy or dissolution of the General Partner; or

(d)	The event described in Section 7.6 of Annex A hereof.

Notwithstanding the foregoing, the Partnership may be continued upon the election of the General Partner and all of the Limited Partners (or their Permitted Transferees) then holding any Beneficial Interests.

18.	Miscellaneous

18.1	Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties.

18.2	Notice.Notice as required herein shall be delivered by courier with receipt of delivery at the address stated above. A notice shall be effective as of the date so delivered.

18.3
Entire Agreement and Amendment. This Agreement, the JV Agreement and the Appendices hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and contain all of the promises, undertakings, and other representations made by the parties to each other prior to their execution, all of which are merged therein.

This Agreement, the JV Agreement and the Appendices hereto override and supersede any prior agreement, understanding, promise or undertaking of the parties with respect to the subject matter hereof, all of which are merged therein. No subsequent amendment to this Agreement shall be of any effect unless executed in writing and signed by all of the Parties.

18.4
Severability.Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision, provided that the Parties would have entered into this Agreement as so amended.

18.5	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Israel.

18.6
Non-waiver of Rights. A waiver by a Party hereto of a breach or non performance of one or more of the other Party’s obligations pursuant hereto, shall not constitute a precedent and shall not be used as an inference for another case. The failure to exercise any right available to a party hereto pursuant to this Agreement or by law shall not be construed as a waiver of such rights in any other instance and this behavior shall not be seen as any waiver of rights and obligations pursuant to this Agreement.

18.7	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

18.8
Further Assurances. Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect better the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

18.9
Expenses. Each of the Parties shall be solely responsible for all of its respective costs and expenses incurred, either directly or indirectly, with respect to this Agreement and the transactions contemplated hereby.

18.10	JV Agreement. In the event of a discrepancy between this Agreement and the JV Agreement, the provisions of the JV Agreement shall prevail.

18.11
Taxes. Each Party shall be solely responsible for any income, sales, use, service or other tax levied or incurred on account of the Agreement or the activities hereunder. If required by law, each Party may withhold at source any withholding tax based on the income received by the other Party under this Agreement.

18.12	No Third Party Beneficiary. This Agreement is made solely for the benefit of the Parties and no other party shall acquire any right hereunder.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

/s/ ORBOTECH LTD.	/s/ VALOR COMPUTERIZED SYSTEMS
ORBOTECH LTD.	VALOR COMPUTERIZED SYSTEMS (ISRAEL) LTD.	SCOPUS LTD.

By: /s/ Arie Weisberg	By: /s/ Almog Shlomo	By: _______________________

Title: CFO	Title: V.P. Operations	Title: ______________________

Date: 1/11/98	Date: 1/11/98	Date: ______________________